EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces First Quarter 2017 Earnings

•	Earned quarterly net income of $138.2 million, or $1.06 per diluted share

•	Record quarterly sales and EBITDA of $1,942.6 million and $390.6 million, respectively

•	Completed the expansion of the Calvert City, Kentucky ethylene unit which, along with other incremental capacity increases, added 100 million pounds of annual capacity
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended March 31, 2017 of $138.2 million, or $1.06 per diluted share, on net sales of $1,942.6 million. This represents an increase in net income of $15.1 million, or $0.12 per diluted share, compared to the quarter ended March 31, 2016 net income of $123.1 million, or $0.94 per diluted share, on net sales of $975.2 million. Net income for the first quarter of 2017 increased as compared to the prior-year period primarily due to higher sales prices for our major products, resulting in improved margins; earnings contributed from Axiall, which was acquired on August 31, 2016; and a lower first quarter 2017 effective tax rate, primarily due to certain discrete adjustments that had an impact of $4.0 million, or $0.03 per diluted share, and a lower estimated annual tax rate for 2017. These increases were partially offset by 1) pre-tax unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Calvert City ethylene unit and other planned turnarounds and unplanned outages totaling approximately $36.3 million, or $0.19 per diluted share, 2) lost sales associated with such outages, 3) higher interest expense, and 4) pre-tax transaction and integration-related costs of approximately $8.2 million, or $0.04 per diluted share, associated with the Axiall acquisition. Net sales for the first quarter of 2017 increased by $967.4 million compared to net sales for the first quarter of 2016, mainly due to sales contributed by Axiall and higher sales prices for our major products. Income from operations was $235.3 million for the first quarter of 2017 as compared to $202.3 million for the first quarter of 2016. The increase in income from operations for the first quarter of 2017 was mainly a result of higher sales prices for most of our major products, resulting in higher integrated product margins, and earnings contributed by Axiall. These increases were partially offset by the costs associated with the Calvert City ethylene unit turnaround and expansion, and other planned turnarounds.
First quarter 2017 net income of $138.2 million, or $1.06 per diluted share, increased $39.3 million from the $98.9 million, or $0.76 per diluted share, reported in the fourth quarter of 2016. Net sales for the first quarter of 2017 of $1,942.6 million were higher than the $1,735.2 million reported in the fourth quarter of 2016, mainly due to higher sales volumes for all of our major products and higher sales prices for caustic and North American polyvinyl chloride (“PVC”) resin. Income from operations for the first quarter of 2017 of $235.3 million was higher than the $152.7 million reported in the fourth quarter of 2016. Income from operations in the first quarter of 2017 benefitted from higher sales volumes for all of our major products, improved olefin and vinyls integrated margins, and lower integration costs as compared to the fourth quarter of 2016. The fourth quarter of 2016 was negatively impacted by $13.8 million resulting from the impact of selling higher cost Axiall inventory at fair value following the acquisition.
"We delivered good results for the first quarter of 2017 as global demand and margins for our major products remain strong," said Albert Chao, President and Chief Executive Officer. "Thanks to the dedication and efforts of our employees, we have made progress on identifying and initiating the investments that are necessary to improve the reliability and operational efficiency of our Axiall assets. We also remain focused on our integration activities and are on track to capture significant synergies in 2017."
Net cash provided by operating activities was $157.4 million for the first quarter of 2017 and capital expenditures for the first quarter of 2017 were $134.3 million. As of March 31, 2017, we had cash, cash equivalents and restricted cash of $381.9 million and long-term debt was $3,601.6 million.

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Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) of $390.6 million for the first quarter of 2017 increased $120.0 million compared to EBITDA of $270.6 million reported in the first quarter of 2016. EBITDA for the first quarter of 2017 increased $83.1 million compared to EBITDA of $307.5 million in the fourth quarter of 2016. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
The Olefins segment reported income from operations of $179.8 million in the first quarter of 2017, an increase of $30.6 million compared to income from operations of $149.2 million in the first quarter of 2016. This increase was mainly attributable to higher olefins integrated product margins that were due to higher sales prices for our major products, and higher polyethylene and ethylene sales volumes, as compared to the prior-year period, partially offset by higher feedstock and energy prices. Trading activity in the first quarter of 2017 resulted in a loss of $9.2 million as compared to a gain of $4.1 million in the first quarter of 2016.
The Olefins segment income from operations of $179.8 million for the first quarter of 2017 increased $30.3 million from the $149.5 million reported in the fourth quarter of 2016. The first quarter of 2017 benefitted from higher average sales prices and higher polyethylene and styrene sales volumes, partially offset by higher feedstock and energy costs. Trading activity in the first quarter of 2017 resulted in a loss of $9.2 million as compared to a gain of $11.9 million in the fourth quarter of 2016.
VINYLS SEGMENT
The Vinyls segment reported income from operations of $71.4 million in the first quarter of 2017, an increase of $9.3 million compared to income from operations of $62.1 million in the first quarter of 2016. This increase was mainly attributable to higher caustic and PVC sales prices and earnings contributed by Axiall. These increases were partially offset by 1) unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion at the Calvert City facility that began at the end of March 2017 and other planned turnarounds totaling approximately $32.0 million, 2) lost sales associated with such outages, and 3) higher feedstock and energy prices in the quarter, as compared to the prior-year period.
The Vinyls segment income from operations of $71.4 million for the first quarter of 2017 increased $33.8 million from the $37.6 million reported in the fourth quarter of 2016. This increase was primarily due to higher sales volumes for all of our major products and higher caustic and PVC sales prices, partially offset by higher energy costs. The first quarter of 2017 was negatively impacted by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of our Calvert City ethylene unit and other planned turnarounds that occurred in the quarter. The first quarter of 2017 benefitted from lower integration-related expenses compared to the prior quarter.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding future benefits of our investments and potential synergies are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; Westlake’s ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall’s business; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in February 2017.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2017 results will be held Tuesday, May 2, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 6922861.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, May 9, 2017. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 6922861.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/b3tysrh9 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(In thousands of dollars, except per share data)
Net sales	$1,942,616	$975,187
Cost of sales	1,575,473	719,602
Gross profit	367,143	255,585
Selling, general and administrative expenses	123,651	53,309
Transaction and integration-related costs	8,194	—
Income from operations	235,298	202,276
Interest expense	(39,776)	(6,685)
Other income, net	5,071	2,645
Income before income taxes	200,593	198,236
Provision for income taxes	55,883	69,300
Net income	144,710	128,936
Net income attributable to noncontrolling interests	6,520	5,808
Net income attributable to Westlake Chemical Corporation	$138,190	$123,128
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.07	$0.94
Diluted	$1.06	$0.94

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$372,591	$459,453
Accounts receivable, net	1,003,966	938,743
Inventories	821,708	801,100
Restricted cash	9,328	160,527
Other current assets	43,695	48,493
Total current assets	2,251,288	2,408,316
Property, plant and equipment, net	6,392,745	6,420,062
Other assets, net	2,080,797	2,061,875
Total assets	$10,724,830	$10,890,253

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$943,431	$1,033,742
Current term loan, net	—	149,341
Long-term debt, net	3,601,642	3,678,654
Other liabilities	2,146,925	2,136,471
Total liabilities	6,691,998	6,998,208
Total Westlake Chemical Corporation stockholders' equity	3,659,196	3,523,629
Noncontrolling interests	373,636	368,416
Total equity	4,032,832	3,892,045
Total liabilities and equity	$10,724,830	$10,890,253

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$144,710	$128,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,269	65,714
Deferred income taxes	(6,273)	58,637
Other balance sheet changes	(131,312)	(124,352)
Net cash provided by operating activities	157,394	128,935
Cash flows from investing activities
Additions to property, plant and equipment	(134,285)	(136,328)
Additions to cost method investment	(15,000)	—
Proceeds from sales and maturities of securities	—	26,859
Purchase of securities	—	(36,637)
Other, net	1,266	(1,115)
Net cash used for investing activities	(148,019)	(147,221)
Cash flows from financing activities
Dividends paid	(24,656)	(23,700)
Distributions to noncontrolling interests	(4,463)	(3,985)
Proceeds from drawdown on revolver	50,000	—
Restricted cash associated with term loan	154,000	—
Repayment of term loan	(150,000)	—
Repayment of notes payable	(2,469)	(7,095)
Repayment of revolver	(125,000)	—
Other, net	2,909	1,659
Net cash used for financing activities	(99,679)	(33,121)
Effect of exchange rate changes on cash and cash equivalents	3,442	3,858
Net decrease in cash and cash equivalents	(86,862)	(47,549)
Cash and cash equivalents at beginning of the period	459,453	662,525
Cash and cash equivalents at end of the period	$372,591	$614,976

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(In thousands of dollars)
Net external sales
Olefins	$542,995	$431,020
Vinyls	1,399,621	544,167
	$1,942,616	$975,187
Income (loss) from operations
Olefins	$179,817	$149,235
Vinyls	71,441	62,116
Corporate and other	(15,960)	(9,075)
	$235,298	$202,276
Depreciation and amortization
Olefins	$41,040	$28,697
Vinyls	107,273	36,287
Corporate and other	1,956	730
	$150,269	$65,714
Other income (expense), net
Olefins	$1,370	$1,513
Vinyls	3,878	(1,519)
Corporate and other	(177)	2,651
	$5,071	$2,645

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2016	2017	2016

	(In thousands of dollars)
Net cash provided by operating activities	$289,692	$157,394	$128,935
Changes in operating assets and liabilities and other	(189,636)	(18,957)	58,638
Deferred income taxes	5,233	6,273	(58,637)
Net income	$105,289	$144,710	$128,936
Add:
Provision for income taxes	9,188	55,883	69,300
Interest expense	42,507	39,776	6,685
Depreciation and amortization	150,473	150,269	65,714
EBITDA	$307,457	$390,638	$270,635

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2017 vs. First Quarter 2016		First Quarter 2017 vs. Fourth Quarter 2016
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+20.1%	+5.9%	+7.4%	+8.0%
Vinyls	+8.8%	+148.4%	+3.4%	+7.3%
Company	+13.8%	+85.4%	+4.5%	+7.5%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Ethane (cents/lb)	5.3	6.8	6.3	8.0	7.8
Propane (cents/lb)	9.1	11.7	11.2	13.7	16.9
Ethylene (cents/lb) (2)	21.1	25.9	32.5	28.2	31.2
Polyethylene (cents/lb) (3)	60.3	67.0	68.7	65.3	67.3
Styrene (cents/lb) (4)	58.0	65.2	66.8	69.3	85.6
Caustic soda ($/short ton) (5)	582.5	611.7	660.8	725.0	733.3
Chlorine ($/short ton) (6)	285.0	296.7	304.2	305.0	305.0
PVC (cents/lb) (7)	49.8	55.5	56.5	57.2	60.2
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)
Represents average North American contract prices of PVC over the period as reported by IHS Chemical. Effective January 1, 2017, IHS Chemical made a non-market downward adjustment of 15 cents per pound to PVC prices. For comparability, we adjusted each prior-year period's PVC price downward by 15 cents per pound consistent with the IHS Chemical non-market adjustment.